Exhibit 99.1

Investors and Media:

Kyle Bland: 630-824-1907

SUNCOKE ENERGY, INC. ANNOUNCES SECOND QUARTER 2017 RESULTS

•	Net loss attributable to SXC was $24.2 million, or $0.38 per share, in the current period compared to a loss of $4.6 million, or $0.07 per share, in the prior year period

•	Adjusted EBITDA for the quarter was $47.5 million, up $1.0 million versus the prior year period

•	Purchased approximately 1.5 million SXCP units in the quarter; 1.6 million total units through July 26, 2017

•	Reaffirm full-year 2017 Consolidated Adjusted EBITDA guidance of $220 million to $235 million

LISLE, Ill. (July 27, 2017) - SunCoke Energy, Inc. (NYSE: SXC) today reported results for the second quarter 2017, which reflect comparable consolidated operating results and current period charges related to the debt refinancing completed in the quarter.

“Our second quarter operating performance finished in line with our expectations and positions us to achieve our full-year financial guidance targets in 2017,” said Fritz Henderson, Chairman, President and Chief Executive Officer of SunCoke Energy, Inc. “In the quarter, work commenced on our 2017 Indiana Harbor oven rebuild campaign and we successfully completed our scheduled outage at Granite City.”

Additionally, the company began executing against its capital allocation strategy to purchase SXCP units in the open market. Through July 26, 2017, the company had spent approximately $27 million to acquire 1.6 million SXCP units. The company also completed its debt refinancing at both SXC and SXCP.

Henderson continued, “We remained focused on allocating capital in the most efficient manner for SXC shareholders and are pleased with the execution of our SXCP unit purchases to-date. Additionally, we successfully completed our debt refinancing which extends our revolver and SXCP note maturities and provides the flexibility to execute our growth and capital allocation strategies going forward.”

SECOND QUARTER CONSOLIDATED RESULTS

	Three Months Ended June 30,
(Dollars in millions)	2017	2016	Increase/ (Decrease)
Revenues	$323.2	$292.7	$30.5
Adjusted EBITDA(1)	$47.5	$46.5	$1.0
Net loss attributable to SXC	$(24.2)	$(4.6)	$(19.6)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Revenues during the second quarter 2017 increased $30.5 million compared to the same prior year period, reflecting the pass-through of higher coal prices in our Domestic Coke segment as well as higher sales volumes in our Coal Logistics segment.

Adjusted EBITDA during the second quarter 2017 increased $1.0 million to $47.5 million, primarily due to higher sales volumes in our Coal Logistics segment and higher technology and licensing fees earned in our Brazil Coke segment. These improvements were partially offset by lower Adjusted EBITDA in our Domestic Coke segment, driven primarily by the impact of oven rebuilds at our Indiana Harbor facility as well as the planned outage at our Granite City facility in the current year period.

Net loss attributable to SXC was $24.2 million, or $0.38 per share, for the second quarter 2017 which is $19.6 million unfavorable to second quarter 2016 loss of $4.6 million, or $0.07 per share. This change is driven primarily by $20.2 million of debt extinguishment costs related to our refinancing activities in the current year period.

SECOND QUARTER SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

	Three Months Ended June 30,
(Dollars in millions, except per ton amounts)	2017	2016	Increase/ (Decrease)
Revenues	$296.5	$274.0	$22.5
Adjusted EBITDA(1)	$44.0	$51.0	$(7.0)
Sales volumes (thousands of tons)	953	992	(39)
Adjusted EBITDA per ton(2)	$46.17	$51.41	$(5.24)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

•	Revenues increased $22.5 million, reflecting the pass-through of higher coal prices in our Domestic Coke segment, partially offset by a decrease in sales volume of 39 thousand tons, primarily due to lower production at Indiana Harbor associated with oven rebuilds in the current year period. Revenue was also impacted by lower energy sales due to the planned outage at our Granite City facility in the current year period.

•	Adjusted EBITDA decreased $7.0 million, reflecting lower volumes as discussed above, $3.5 million in higher operating and maintenance spending at Indiana Harbor due primarily to the oven rebuilds, as well as lower energy sales and higher operating and maintenance spend for the planned outage at Granite City. Adjusted EBITDA was also impacted by $1.0 million of favorable contracted coal prices at our Jewell facility in the current year period.

Coal Logistics

Coal Logistics consists of the coal handling and mixing services operated by SXCP at Convent Marine Terminal (“CMT”) located on the Mississippi river in Louisiana, Lake Terminal in East Chicago, Indiana and Kanawha River Terminals, LLC (“KRT”), which has terminals along the Ohio and Kanawha rivers in West Virginia. Additionally, Dismal River Terminal (“DRT”), located in Virginia adjacent to our Jewell Cokemaking facility, is operated by SXC. DRT was formed to accommodate Jewell in its direct procurement of third-party coal, beginning in 2016.

	Three Months Ended June 30,
(Dollars in millions)	2017	2016	Increase/ (Decrease)
Revenues	$16.2	$11.3	$4.9
Intersegment sales	$5.1	$5.2	$(0.1)
Adjusted EBITDA(1)	$10.0	$5.4	$4.6
Tons handled (thousands of tons)(2)	5,173	4,208	965
CMT take-or-pay shortfall tons (thousands of tons)(3)	956	1,616	(660)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects inbound tons handled during the period.
(3)	Reflects tons billed under take-or-pay contracts where services have not yet been performed.

•	Revenues and Adjusted EBITDA were up $4.9 million and $4.6 million, respectively, driven by higher sales volumes at our CMT and KRT terminals in the current year period.

Brazil Coke

Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal.

•	Adjusted EBITDA increased $2.1 million to $4.5 million, driven primarily by incremental technology and licensing fees related to the addition of certain patents to our existing intellectual property licensing agreement in the fourth quarter of 2016.

Corporate and Other

Corporate and other expenses, which include costs related to our legacy coal mining business, were $11.0 million in second quarter 2017, an improvement of $1.3 million versus second quarter 2016. The improvement was driven partly by lower legal costs.

2017 OUTLOOK

Our 2017 guidance is as follows:

•	Domestic coke production is expected to be approximately 3.9 million tons

•	Consolidated Adjusted EBITDA is expected to be between $220 million and $235 million

•	Adjusted EBITDA attributable to SXC is expected to be between $130 million and $141 million, reflecting the impact of public ownership in SXCP

•	Capital expenditures are projected to be approximately $80 million

•	Cash flow from operations is estimated to be between $128 million and $143 million (updated post-refinancing)

•	Cash taxes are projected to be between $6 million and $10 million (updated post-refinancing)

RELATED COMMUNICATIONS

We will host our quarterly earnings call at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) today. The conference call will be webcast live and archived for replay in the Investors section of www.suncoke.com. Investors may participate in this call by dialing 1-877-201-0168 in the U.S. or 1-647-788-4901 if outside the U.S., confirmation code 47076190.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long-term, take-or-pay contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. We are the sponsor of SunCoke Energy Partners, L.P. (“Partnership”) (NYSE: SXCP), a publicly traded master limited partnership. At June 30, 2017, we owned the general partner of the Partnership, which consists of a 2.0 percent ownership interest and incentive distribution rights, and owned a 57.0 percent limited partner interest in the Partnership. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia, Brazil and India. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

DEFINITIONS

•	Adjusted EBITDA represents earnings before interest, loss (gain) on extinguishment of debt, taxes, depreciation and amortization (“EBITDA”), adjusted for impairments, coal rationalization costs, changes to our contingent consideration liability related to our acquisition of CMT and the expiration of certain acquired contractual obligations. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance and liquidity of the Company’s net assets and its ability to incur and service debt, fund capital expenditures and make distributions. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance and liquidity. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, and they should not be considered a substitute for net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP.

•	Adjusted EBITDA attributable to SXC represents Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SXC) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting SXC, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SXC; and changes in tax, environmental and other laws and regulations applicable to SXC’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SXC management, and upon assumptions by SXC concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SXC does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SXC has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SXC. For information concerning these factors, see SXC’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SXC’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

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SunCoke Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$323.2	$292.7	$632.9	$603.8

Costs and operating expenses
Cost of products sold and operating expenses	257.2	224.4	491.6	464.9
Selling, general and administrative expenses	24.1	23.7	43.8	47.0
Depreciation and amortization expense	33.3	28.6	66.6	56.8
Loss on divestiture of business	—	5.1	—	14.7

Total costs and operating expenses	314.6	281.8	602.0	583.4

Operating income	8.6	10.9	30.9	20.4
Interest expense, net	15.2	13.4	28.9	27.4
Loss (gain) on extinguishment of debt(1)	20.2	(3.5)	20.3	(23.9)

(Loss) income before income tax expense	(26.8)	1.0	(18.3)	16.9
Income tax expense(2)	4.7	—	70.9	3.3

Net (loss) income	(31.5)	1.0	(89.2)	13.6
Less: Net (loss) income attributable to noncontrolling interests(2)	(7.3)	5.6	(66.0)	22.3

Net loss attributable to SunCoke Energy, Inc.	$(24.2)	$(4.6)	$(23.2)	$(8.7)

Loss attributable to SunCoke Energy, Inc. per common share:
Basic	$(0.38)	$(0.07)	$(0.36)	$(0.14)
Diluted	$(0.38)	$(0.07)	$(0.36)	$(0.14)
Weighted average number of common shares outstanding:
Basic	64.3	64.2	64.3	64.1
Diluted	64.3	64.2	64.3	64.1

(1)	The Partnership recorded a loss on extinguishment of debt as a result of its debt refinancing activities during the second quarter of 2017. The Partnership recorded a gain on extinguishment of debt as a result of senior note repurchases through the first half of 2016.
(2)	In January 2017, the Internal Revenue Service (“IRS”) announced its decision to exclude cokemaking as a qualifying income generating activity in its final regulations (the “Final Regulations”) issued under section 7704(d)(1)(E) of the Internal Revenue Code relating to the qualifying income exception for publicly traded partnerships. However, the Final Regulations include a transition period for activities that were reasonably interpreted to be qualifying income and carried on by publicly traded partnerships prior to the Final Regulations. The Partnership previously received a will-level opinion from its counsel, Vinson & Elkins LLP, that the Partnership’s cokemaking operations generated qualifying income prior to the Final Regulations. Therefore, the Partnership believes it had a reasonable basis to conclude its cokemaking operations were considered qualifying income before the issuance of the new regulations and as such expects to maintain its treatment as a partnership through the transition period. Cokemaking entities in the Partnership will become taxable as corporations on January 1, 2028, after the transition period ends.

As a result of the Final Regulations, the Partnership recorded deferred income tax expense of $148.6 million to set up its initial deferred income tax liability during the first quarter of 2017, primarily related to differences in the book and tax basis of fixed assets, which are expected to exist at the end of the 10-year transition period when the cokemaking operations become taxable. As the Company consolidates the Partnership, the entire deferred income tax expense was recognized during the first quarter of 2017. However, the Company had already recorded $84.4 million of the deferred income tax liability in its financial statements related to the Company’s share of the deferred tax liability for the book and tax differences in its investment in the Partnership. Therefore, the net impact to the Company’s deferred tax expense was $64.2 million during the six months ended June 30, 2017. This incremental tax impact is solely attributable to the Partnership’s public unitholders. As such, an equal reduction to noncontrolling interest was recorded. As a result, the Final Regulations have no impact to net income attributable to the Company.

SunCoke Energy, Inc.

Consolidated Balance Sheets

	June 30, 2017	December 31, 2016
	(Unaudited)
	(Dollars in millions, except par value amounts)
Assets
Cash and cash equivalents	$136.7	$134.0
Receivables	65.3	60.7
Receivable from redemption of Brazilian investment	—	20.5
Inventories	116.4	92.5
Income tax receivable	16.5	4.6
Other current assets	6.1	3.8

Total current assets	341.0	316.1

Properties, plants and equipment (net of accumulated depreciation of $679.4 and $625.9 million at June 30, 2017 and December 31, 2016, respectively)	1,510.9	1,542.6
Goodwill	76.9	76.9
Other intangible assets, net	173.5	179.0
Deferred charges and other assets	4.5	6.3

Total assets	$2,106.8	$2,120.9

Liabilities and Equity
Accounts payable	$126.4	$98.6
Accrued liabilities	43.6	49.8
Deferred revenue	12.0	2.5
Current portion of long-term debt and financing obligation	3.7	4.9
Interest payable	6.6	16.2

Total current liabilities	192.3	172.0

Long-term debt and financing obligation	870.3	849.2
Accrual for black lung benefits	46.0	45.4
Retirement benefit liabilities	27.8	29.0
Deferred income taxes	428.7	352.5
Asset retirement obligations	13.9	13.9
Other deferred credits and liabilities	20.4	19.0

Total liabilities	1,599.4	1,481.0

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued shares at June 30, 2017 and December 31, 2016	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 71,807,075 and 71,707,304 shares at June 30, 2017 and December 31, 2016, respectively	0.7	0.7
Treasury stock, 7,477,657 shares at June 30, 2017 and December 31, 2016, respectively	(140.7)	(140.7)
Additional paid-in capital	489.2	492.1
Accumulated other comprehensive loss	(19.2)	(19.0)
Retained deficit	(45.5)	(22.0)

Total SunCoke Energy, Inc. stockholders’ equity	284.5	311.1
Noncontrolling interests	222.9	328.8

Total equity	507.4	639.9

Total liabilities and equity	$2,106.8	$2,120.9

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2017	2016
	(Dollars in millions)
Cash Flows from Operating Activities:
Net (loss) income	$(89.2)	$13.6
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Loss on divestiture of business	—	14.7
Depreciation and amortization expense	66.6	56.8
Deferred income tax expense	79.8	3.6
Payments in excess of expense for postretirement plan benefits	(1.2)	(1.2)
Share-based compensation expense	3.0	3.4
Loss (gain) on extinguishment of debt	20.3	(23.9)
Changes in working capital pertaining to operating activities (net of the effects of held for sale working capital):
Receivables	(4.6)	16.2
Inventories	(23.9)	15.5
Accounts payable	15.6	(5.5)
Accrued liabilities	(6.2)	7.0
Deferred revenue	9.5	18.2
Interest payable	(9.6)	(2.1)
Income taxes	(11.9)	1.9
Other	6.2	3.3

Net cash provided by operating activities	54.4	121.5

Cash Flows from Investing Activities:
Capital expenditures	(22.4)	(30.2)
Decrease in restricted cash	0.1	15.9
Return of Brazilian investment	20.5	—
Divestiture of coal business	—	(12.1)
Other investing activities	—	2.1

Net cash used in investing activities	(1.8)	(24.3)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	620.6	—
Repayment of long-term debt	(532.2)	(47.0)
Repayment of financing obligation	(1.2)	—
Proceeds from revolving credit facility	128.0	20.0
Repayment of revolving credit facility	(200.0)	(60.4)
Debt issuance costs	(15.6)	—
Acquisition of additional interest in the Partnership	(24.6)	—
Cash distribution to noncontrolling interests	(24.6)	(24.7)
Other financing activities	(0.3)	(0.5)

Net cash used in financing activities	(49.9)	(112.6)

Net increase (decrease) in cash and cash equivalents	2.7	(15.4)
Cash and cash equivalents at beginning of period	134.0	123.4

Cash and cash equivalents at end of period	$136.7	$108.0

Supplemental Disclosure of Cash Flow Information
Interest paid	$37.2	$30.8
Income taxes paid, net of refunds of $0.1 million and $4.0 million in 2017 and 2016, respectively.	$3.1	$(2.2)

SunCoke Energy, Inc.

Segment Financial and Operating Data

The following tables set forth financial and operating data for the three and six months ended June 30, 2017 and 2016:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Dollars in millions, except per ton amounts)
Sales and other operating revenues:
Domestic Coke	$296.5	$274.0	$575.2	$563.0
Brazil Coke	10.5	7.3	21.3	15.0
Coal Logistics	16.2	11.3	36.4	24.3
Coal Logistics intersegment sales	5.1	5.2	10.2	10.4
Corporate and Other(1)	—	0.1	—	1.5
Corporate and Other intersegment sales(1)	—	0.7	—	22.0
Elimination of intersegment sales	(5.1)	(5.9)	(10.2)	(32.4)

Total sales and other operating revenues	$323.2	$292.7	$632.9	$603.8

Adjusted EBITDA(2):
Domestic Coke	$44.0	$51.0	$93.7	$105.3
Brazil Coke	4.5	2.4	8.9	4.7
Coal Logistics	10.0	5.4	23.1	11.3
Corporate and Other(3)	(11.0)	(12.3)	(22.6)	(31.0)

Total Adjusted EBITDA	$47.5	$46.5	$103.1	$90.3

Coke Operating Data:
Domestic Coke capacity utilization (%)	90	95	90	94
Domestic Coke production volumes (thousands of tons)	950	998	1,898	1,989
Domestic Coke sales volumes (thousands of tons)	953	992	1,899	1,992
Domestic Coke Adjusted EBITDA per ton(4)	$46.17	$51.41	$49.34	$52.86
Brazilian Coke production—operated facility (thousands of tons)	437	431	872	845
Coal Logistics Operating Data:
Tons handled (thousands of tons)(5)	5,173	4,208	10,892	8,523
CMT take-or-pay shortfall tons (thousands of tons)(6)	956	1,616	1,500	3,254

(1)	Corporate and Other revenues related to our legacy coal mining business.
(2)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(3)	Corporate and Other includes the activity from our legacy coal mining business, which incurred Adjusted EBITDA losses of $2.7 million and $6.2 million during the three and six months ended June 30, 2017, respectively, as well as losses of $3.0 million and $9.3 million during the three and six months ended June 30, 2016, respectively.
(4)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(5)	Reflects inbound tons handled during the period.
(6)	Reflects tons billed under take-or-pay contracts where services have not yet been performed.

SunCoke Energy, Inc.

Reconciliations of Non-GAAP Information

Net Cash Provided by Operating Activities

to Net (Loss) Income and Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Dollars in millions)
Net cash provided by operating activities	$24.9	$92.1	$54.4	$121.5
Subtract:
Loss on divestiture of business	—	5.1	—	14.7
Depreciation and amortization expense	33.3	28.6	66.6	56.8
Deferred income tax expense	14.0	0.4	79.8	3.6
Loss (gain) on extinguishment of debt	20.2	(3.5)	20.3	(23.9)
Changes in working capital and other	(11.1)	60.5	(23.1)	56.7

Net (loss) income	$(31.5)	$1.0	$(89.2)	$13.6

Add:
Coal rationalization costs(1)	$—	$—	$—	$0.2
Depreciation and amortization expense	33.3	28.6	66.6	56.8
Interest expense, net	15.2	13.4	28.9	27.4
Loss (gain) on extinguishment of debt	20.2	(3.5)	20.3	(23.9)
Income tax expense	4.7	—	70.9	3.3
Contingent consideration adjustments(2)	0.3	—	0.3	(3.7)
Loss on divestiture of business	—	5.1	—	14.7
Expiration of land deposits and write-off of costs related to potential new cokemaking facility(3)	5.3	1.9	5.3	1.9

Adjusted EBITDA(4)	47.5	46.5	103.1	90.3

Subtract: Adjusted EBITDA attributable to noncontrolling interest(5)	17.5	18.6	39.1	38.9

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$30.0	$27.9	$64.0	$51.4

(1)	Prior to the divestiture of our coal mining business, the Company incurred coal rationalization costs including employee severance, contract termination costs and other costs to idle mines incurred during the execution of our coal rationalization plan.
(2)	As a result of the increase in fair value of the contingent consideration liability during the second quarter of 2017, the Partnership recognized expense of $0.3 million during the three and six months ended June 30, 2017. The Partnership amended its contingent consideration terms with The Cline Group during the first quarter of 2016. This amendment resulted in a gain of $3.7 million recorded during the six months ended June 30, 2016.
(3)	In 2014, we finalized the required permitting and engineering plan for a potential new cokemaking facility to be constructed in Kentucky. However, in June 2017, due to our focus on renewing our existing customer contracts and the lack of any long-term customer commitment for a majority of the facility’s capacity, we decided to terminate the project. As a result, during the second quarter of 2017, the Company wrote-off previously capitalized engineering and land deposit costs of $5.3 million. During the second quarter of 2016, the Company wrote-off expiring land deposits related to the project of $1.9 million.
(4)	In accordance with the SEC’s May 2016 update of its guidance on the appropriate use of non-GAAP financial measures, Adjusted EBITDA does not include Coal Logistics deferred revenue until it is recognized as GAAP revenue.
(5)	Reflects noncontrolling interest in Indiana Harbor and the portion of the Partnership owned by public unitholders.

SunCoke Energy, Inc

Reconciliation of Non-GAAP Information

Estimated 2017 Net Cash Provided by Operating Activities to Estimated Net Loss

and Estimated Consolidated Adjusted EBITDA

(updated post-refinancing)

	2017
	Low	High
Net cash provided by operating activities	$128	$143
Subtract:
Depreciation and amortization expense	131	131
Deferred income tax expense	65	70
Changes in working capital and other	(27)	(28)
Loss on extinguishment of debt	20	20

Net loss	$(61)	$(50)

Add:
Depreciation and amortization expense	131	131
Interest expense, net	63	62
Loss on extinguishment of debt	20	20
Income tax expense	67	72

Adjusted EBITDA	$220	$235

Subtract:
Adjusted EBITDA attributable to noncontrolling interests(1)	90	94

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$130	$141

(1)	Reflects non-controlling interest in Indiana Harbor and the portion of the Partnership owned by public unitholders.